QUINCY ENERGY CORP.
Suite 512
120 Adelaide Street West
Toronto, Ontario
M5H 1T1

PROXY

PROXY, SOLICITED BY THE MANAGEMENT OF THE CORPORATION, for the Special Meeting of Shareholders to be held June 27, 2006. The undersigned Shareholder of Quincy Energy Corp., (the "Corporation") hereby appoints Daniel T. Farrell, or failing him, William M. Sheriff or instead of either of them, as proxy, with power of substitution, to attend and vote for the undersigned at the Special Meeting of Shareholders of the Corporation to be held at The Toronto Board of Trade, 1 First Canadian Place (Adelaide Street Entrance), Toronto, Ontario at 1:00 o'clock in the p.m. (Toronto time), June 27, 2006, and at any adjournments thereof, and without limiting the general authorization and power hereby given, the persons named above are specifically directed to vote as follows:

1. FOR ( ) or AGAINST ( ) or ABSTAIN ( ) To approve the merger and related matters thereto by ordinary resolution, whereby the Corporation will merge with and into EMC Acquisition Corp., a wholly-owned Nevada subsidiary of Energy Metals Corporation, with the Corporation carrying on as the surviving corporation, as described in the accompanying proxy statement.

This part of the proxy must be left blank for barcode and address printing for efficient proxy tabulation. Your proxy should be one page, double-sided if required. Your proxy should not be attached to any other documents and should not be collated.  At least 20lb stock (photocopy paper) should be used in duplicating the proxy.

TO BE VALID, AND UNLESS OTHERWISE ACCEPTED BY THE CHAIRMAN PRIOR TO THE MEETING, THIS PROXY MUST BE RECEIVED BY THE CORPORATION, OR ITS AGENT, EQUITY TRANSFER SERVICES INC., 120 ADELAIDE STREET WEST, SUITE 420, TORONTO, ONTARIO, M5H 4C3, NOT LATER THAN 5:00 P.M. TORONTO TIME, ON THE 25th DAY OF June, 2006.

This proxy revokes and supersedes all proxies of earlier date
THIS PROXY MUST BE DATED.

DATED this      day of                    , 2006.

Signature of Shareholder